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                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES COMPUTATION
(in thousands except ratio of earnings to fixed charges)

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                                                           THREE MONTHS ENDED
                                                             MARCH 31, 2004
                                                           ------------------
                                                               (RESTATED)
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NET INCOME (LOSS):
Income from continuing operations before income taxes
  and minority interest.....................................    $ 20,633
Portion of rents representative of interest expense.........       1,431
Interest on indebtedness, including amortization of
  deferred loan costs.......................................      29,809
Amortization of capitalized interest........................         932
Minority interest in pre-tax income of subsidiaries that
  have not incurred fixed charges...........................      (1,537)
                                                                --------
          Net income (loss) as adjusted.....................    $ 51,268
                                                                --------

FIXED CHARGES:
Portion of rents representative of the
  interest factor...........................................    $  1,431
Interest on  indebtedness, including
  amortization of deferred loan costs.......................      29,809
Capitalized interest........................................         300
                                                                --------
          Total fixed charges...............................    $ 31,540
                                                                ========
          RATIO OF EARNINGS TO FIXED CHARGES................         1.6x
                                                                ========
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